Exhibit (h)(4)(iii)

AMENDMENT TO

SECURITIES LENDING AGENCY AGREEMENT

BETWEEN

M FUND, INC.

ON BEHALF OF THE PORTFOLIOS LISTED ON SCHEDULE A

AND

STATE STREET BANK AND TRUST COMPANY

This Amendment (this “Amendment”) dated as of December 1, 2014 is between M FUND, INC., on behalf of the Portfolios listed on Schedule A (the “Lender”), and STATE STREET BANK AND TRUST COMPANY (the “Bank”).

Reference is made to the Securities Lending Agency Agreement dated November 1, 2000, as amended from time to time, between the Lender and the Bank (the “Agreement”).

WHEREAS, the Lender and the Bank desire to amend the Agreement as set forth below.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.     Definitions.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.     Amendments.

(i) Section 5.7. (Agent’s Fee) is hereby amended by deleting “35%” and replacing it with “30%”.

3.     Representations and Warranties.  Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

4.     Miscellaneous.  Except to the extent specifically amended by this Amendment, the Agreement shall remain unchanged, and in full force and effect.  This Amendment may be executed in counterparts.  All counterparts shall collectively constitute a single agreement.

5.     Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6.     Effective Date.  This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Amendment by affixing their duly authorized signatures below.

M FUND, INC., on behalf of the Portfolios listed on Schedule A		STATE STREET BANK AND TRUST COMPANY

By:	/s/ JoNell Hermanson	By:	/s/ Gino L. Timperio
Name: JoNell Hermanson		Name: Gino L. Timperio
Title: President		Title: Senior Managing Director